                                                                   Exhibit 11.01


                               USCS INTERNATIONAL, INC.
                          COMPUTATION OF PER SHARE EARNINGS
                         (In thousands except per share data)
                                     (Unaudited)

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

                                     Three months ended    Nine months ended
                                       September 30,         September 30,
                                     -------------------   -----------------
                                      1996        1995      1996      1995
                                     -------     -------   -------   -------
Weighted average number of
common shares outstanding
during the period                     22,957      19,478    20,537    19,481

Common stock equivalents
considered to be outstanding
for the periods presented              1,197       1,600     1,502     1,772
                                     -------     -------   -------   -------
                                      24,154      21,078    22,039    21,253
                                     -------     -------   -------   -------
                                     -------     -------   -------   -------
Net income                           $ 4,328     $ 2,794   $ 9,734   $ 7,362
                                     -------     -------   -------   -------
                                     -------     -------   -------   -------
Earnings per share                   $  0.18     $  0.13   $  0.44   $  0.35
                                     -------     -------   -------   -------
                                     -------     -------   -------   -------

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